LCI INDUSTRIES LCI Industries First Quarter 2019 Earnings Conference Call May 7, 2019 1

LCI INDUSTRIES Forward-Looking Statements 2

First Quarter 2019 Highlights  Grew adjacent, Europe and aftermarket sales  Proved the strengths of our diversification strategy  Outperformed a challenging RV environment  Gross profit improvement

LCI INDUSTRIES RV OEM • Increasingly favorable long-term industry outlook • Increase from 2014 of nearly 10 million households to the camping lifestyle1 • Compared to 2014, 70% increase in campers that camp three or more times a year1 • Short-term challenges amid wholesale environment • Wholesale shipments of RVs down 27% YoY • Production rates expected to remain consistent with current levels through the end of Q2 2019 • Growing content per vehicle • Content per towable RV: $3,504, +6% YoY • Content per motorhome: $2,500, +7% YoY • Market share gains in awnings, doors, furniture, steps, slides, leveling and Furrion products 4 12019 North American Camping Report by KOA

LCI INDUSTRIES Adjacent Markets Aftermarket Adjacent Markets International • Investing in growing call centers, • New branding strategy for LCI / Taylor Made • Traction with new leadership structure warehouses, technical training facilities and for marine. • Evaluating organic and inorganic growth training call center teams. • Expanding into residential, marine, cargo, opportunities in caravan, marine and rail • Strong, technology-driven customer service equestrian trailers, bus and commercial markets. platform vehicles • Focused on large scale innovation • Building on RV knowledge and innovation base and modifying offerings to meet demands of 5 new markets

LCI INDUSTRIES First Quarter 2019 Innovation Highlights Continued Focus on R&D 19 different R&D centers across the company Innovation and Patents Patents and innovation developed around existing product lines Upcoming Product Announcements Large-scale announcements planned for early Q4 6

LCI INDUSTRIES Growth Strategy Accelerating Track Record with M&A • Target acquisitions that are immediately accretive, with great leadership teams that bolt-on to existing product lines or expand LCI into new products with existing customers or markets • Over $1B in realistic pipeline targets Capitalizing on Ability to Win Market Share • Establish market leadership in adjacent markets, Europe and the aftermarket through enhanced engineering and innovation Continued Focus on Stated Capital Allocation Goals • Investment in the business • Reduce leverage • Return capital to shareholders 7 • Execute strategic acquisitions

LCI INDUSTRIES Financial Performance Consolidated Net Sales Content Per Vehicle $2,328 $2,500 $650,492 $592,172 Motorhomes $3,317 $3,504 Towables First Quarter 2018 First Quarter 2019 First Quarter 2018 First Quarter 2019 (21%) +19% +20% +49% RV OEM ADJACENT AFTERMARKET INTERNATIONAL MARKETS 8

LCI INDUSTRIES Cash Flow Three Months Ending March 31, 2019 ($ in millions) Financial Performance Capital Expenditures $24.4 Dividends $15.0 Debt / EBITDA 1.0x Cash from Operating Activities $52.6 9

LCI INDUSTRIES LCI INDUSTRIES Q&A 10